MEISTER SEELIG & FEIN LLP

June 27, 2011

Board of Directors
Excel Corporation
1384 Broadway, 17th Floor
New York, New York 10018

Re: Excel Corporation

We hereby consent to the discussion in the Registration Statement of our opinion, to the filing of our opinion as an exhibit to the Registration Statement, and to the references to our firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Sincerely,

/s/ MEISTER SEELIG & FEIN LLP